Exhibit 10(a)

WACHOVIA CORPORATION

ELECTIVE DEFERRAL PLAN

(Effective July 1, 1995)

As amended and restated effective January 1, 2009

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TABLE OF CONTENTS

(continued)

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WACHOVIA CORPORATION

ELECTIVE DEFERRAL PLAN

As amended and restated January 1, 2009

Section 1. Establishment and Purpose

1.1	Establishment. Wachovia Corporation (formerly named First Union Corporation) established the Plan effective as of July 1, 1995, to provide an unfunded deferred compensation plan for a select group of management and highly compensated Employees and their Beneficiaries as described herein. The Plan is now hereby further amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with Code section 409A. Between January 1, 2005 and December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code section 409A. This amendment and restatement is adopted in conformity with final regulations under Code section 409A issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

1.2	Purpose. The purpose of the Plan is to provide a means whereby certain selected Employees may defer the receipt of compensation to provide for future income needs and to motivate such Employees to continue to make contributions to the profitable growth of the Company. The Plan shall function solely as a so-called “top hat” plan of deferred compensation subject to the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such a plan.

1.3	Application of Plan. The terms of this Plan, as amended and restated, are applicable only to Eligible Employees who are in the employ of an Employer on or after July 1, 1995, and only with respect to amounts deferred under the Plan on and after January 1, 2005. The terms of the Plan, as in effect prior to this amended and restated Plan document, shall continue to apply to amounts deferred prior to January 1, 2005.

Section 2. Definitions

2.1	Definitions. Whenever used hereinafter, the following terms shall have the meaning set forth below:

a.	“Affiliated Company” means (i) any corporation which is a member of the controlled group of corporations which includes the Company, as determined in accordance with the ownership rules of Code section 1563, without regard, however, to subsections (a)(4) or (e)(3)(C) of such section 1563, (ii) any entity with which the Company would be considered a single employer under Code section 414(c) and (iii) any other entity in which the Company has a significant equity interest or owns a substantial capital or profits interest.

b.	“Base Salary” means a Participant’s fixed, basic, straight time, and regularly recurring wages and salary, any payment for overtime hours and holiday pay, but excluding (even if includible in gross income) all (i) bonus, long-term incentive awards, and other forms of incentive compensation, (ii) reimbursements or other expense allowances, (iii) moving expenses, (iv) welfare or fringe benefits (cash or non-cash), (v) deferred compensation, (vi) severance pay, and (vii) any other form of special compensation as designated by the Committee.

c.	“Beneficiary” means the person or persons designated as such in accordance with Section 7.

d.	“Board” means the board of directors of the Company.

e.	“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

f.	“Committee” shall have the meaning set forth in Section 8.1.

g.	“Company” means Wachovia Corporation and any successor that shall maintain this Plan.

h.	“Compensation” means, for any date within a Plan Year, (i) the Participant’s Base Salary for the Plan Year, and (ii) the Participant’s Incentive Award earned and accrued for such Plan Year before any reduction pursuant to the terms of this Plan.

i.	“Death Valuation Date” means the Valuation Date coincident with or next following a Participant’s date of death.

j.	“Deferral Account” means the hypothetical account maintained by the Company for recordkeeping purposes with respect to a Participant’s deferrals pursuant to Section 5.1. Within each Deferral Account, separate sub-accounts (“Deferral Sub-Accounts”), shall be maintained to the extent necessary for the administration of the Plan for each different Plan Year deferral election, form of distribution election, or allocation elections among Investment Indexes.

k.	“Disability” means any injury, illness or sickness incurred by a Participant which qualifies him or her for disability benefits under the Company’s Long-Term Disability Plan, as in effect from time to time (the “LTD Plan”).

l.	“Displaced” means that the Participant incurred a Termination of Employment and has been designated as displaced at the time the Participant terminates employment with the Company.

m.	“Election Form” means the election form which an Eligible Employee files with the Company to participate in the Plan each Plan Year.

n.	“Eligible Employee” means an Employee who is eligible to participate as provided in Section 3.1, excluding:

(i)	any Employee who is not on a United States payroll;

(ii)	any individual classified as an independent contractor or consultant or as a temporary employee; or

(iii)	any individual who has ceased Employee status, whether by reason of Retirement or otherwise.

o.	“Employee” means any person in the employ of the Company (or any other Affiliated Company), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

p.	“Employer” means the Company and any Affiliated Company.

q.	“Financial Hardship Distribution” means the benefit that is payable pursuant to Section 6.5 of the Plan.

r.	“Incentive Award” means with respect to a Participant for any Plan Year the incentive award or commissions earned and accrued by the Participant pursuant to the terms of an incentive compensation plan of an Employer on account of services rendered to the Employer during the applicable Plan Year.

s.	“Investment Indexes” means one or more mutual funds, investment return benchmarks, interest rate indexes or common trust funds designated as available under the Plan by the Committee from time to time.

t.	“Matching Contribution” means the Company’s match of a Participant’s Compensation reduction amount as calculated in accordance with Section 4.1(c) of the Plan.

u.	“MRCC” means the Management Resources and Compensation Committee of the Board or any successor Board committee to whom the Board delegates responsibility for establishing and administering the incentive compensation programs for the executive officers and other senior executives of the Company.

v.	“Participant” means an Eligible Employee who has filed a completed and executed Election Form with the Committee and is participating in the Plan in accordance with the provisions of Section 4.

w.	“Participating Employer” means the Company and any other Affiliated Company authorized by the Committee to participate in the Plan.

x.	“Pension Contribution” means the lump sum amount credited by the Company on behalf of a Participant as calculated in accordance with Section 4.1(d) of the Plan in the event that the Participant’s pension benefit is reduced under the Pension Plan as a result of Compensation deferral under this Plan.

y.	“Pension Plan” means the Wachovia Corporation Pension Plan, as amended from time to time.

z.	“Plan” means the Wachovia Corporation Elective Deferral Plan, as amended from time to time.

aa.	“Plan Year” means the Plan’s accounting year of twelve months commencing on January 1 of each year and ending on the following December 31.

bb.	“Retirement” means the Participant’s Termination of Employment at a time when the Participant is at least age fifty (50), has completed at least three (3) continuous years of service as an Employee, and has a combined age and length of continuous service as an Employee of at least sixty (60) years.

cc.	“Retirement Benefit” means benefits payable to a Participant when such Participant has satisfied all of the eligibility requirements for Retirement.

dd.	“Retirement Valuation Date” means the Valuation Date immediately prior to the date a Participant ceases to be an Employee on account of Retirement.

ee.	“Savings Plan” means the Wachovia Corporation Savings Plan, as amended from time to time.

ff.	“Scheduled Distribution” means a distribution of all or a portion of a Participant’s Deferral Account as elected by the Participant pursuant to Section 6.6.

gg.	“Survivor Benefit” means those Plan benefits that become payable upon the death of a Participant pursuant to the provisions of Section 6.4.

hh.	“Termination Benefit” means benefits payable to a Participant when such Participant has ceased to be an Employee pursuant to the provisions of Section 6.3.

ii.	“Termination of Employment” means the Participant’s termination of Employee status for any reason, including (without limitation) by reason of a voluntary termination or resignation, Retirement or death, and shall be determined in accordance with the applicable standards established pursuant to Code section 409A and the Treasury Regulations thereunder.

jj.	“Termination Valuation Date” means the Valuation Date immediately prior to the date a Participant has a Termination of Employment.

kk.	“Valuation Date” means any day the United States financial markets are open for which a Participant’s Deferral Account is required to be valued for any purpose under the Plan.

Section 3. Eligibility for Participation

3.1	Eligibility. The Committee shall determine which Employees shall be eligible to participate in the Plan for a given Plan Year; provided, however, any such Employee must be a member of a select group of management or highly compensated employees. The Committee’s determination of eligibility for any given Plan Year does not guarantee eligibility in subsequent Plan Years. In the event any Employee is no longer designated as an active Participant eligible to make further deferrals under the Plan, such Employee shall become an inactive Participant as of January 1 of the following year and will retain all other rights described under this Plan until the Employee again becomes an active Participant.

Section 4. Election to Defer

4.1

Election to Participate. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year, by filing a completed and fully executed Election Form with the Committee during enrollment periods established by the Committee, but in no event later than the last day of the immediately preceding Plan Year. On such Election Form for each Plan Year, the Eligible Employee shall (i) irrevocably elect the amount of Compensation for such Plan Year to be deferred, and (ii) irrevocably elect the time and form of distribution in which the Deferral Sub-Account for such Plan Year shall be paid in accordance with Section 6. A Participant’s deferral election and election as to time and form of distribution shall automatically carry over to subsequent Plan Years (provided the Participant is deemed an Eligible Employee in such subsequent Plan Year) unless the Participant files a completed and fully executed Election Form with the Committee during the enrollment period for such Plan Year.

a.	Deferral Election. An Eligible Employee may elect to defer a percentage of the Eligible Employee’s Compensation for the applicable Plan Year.

b.	Maximum and Minimum Deferrals. The maximum amount of Compensation that may be deferred for all Plan Years shall be 75 percent of any Base Salary earned and accrued for such Plan Years, and 90 percent of any Incentive Awards earned and accrued for such Plan Years (less such amounts necessary to cover any applicable tax withholding or payroll deductions). The minimum deferral of Base Salary or Incentive Award for any Plan Year shall be 1%.

c.	Matching Contribution. Each Participant who makes a deferral election pursuant to Section 4.1(a) and whose Compensation (after reduction for any salary deferral under Section 4.1(a)) is less than the applicable compensation limit under Code section 401(a)(17) shall be entitled to have a Matching Contribution made to such Participant’s Deferral Account, up to the matching limit for matching contributions under the Savings Plan for such Plan Year. The Matching Contribution for each Plan Year will be equal to the lesser of (i) such matching limit under the Savings Plan, or (ii) the product of (1) the amount of Compensation the Participant elects to defer under the Plan, and (2) the matching rate as in effect under the Savings Plan. Matching Contributions shall be made on the last day of the Plan Year provided the Participant is an Employee on such date, and shall be invested as part of the Participant’s Deferral Account in accordance with Section 5.1 of the Plan in the same proportions and in the same Investment Indexes as the Participant’s Compensation reduction amount.

d.	Additional Pension Contribution. Each Participant shall be entitled to receive an additional Pension Contribution to such Participant’s Deferral Account on the last day of the Plan Year provided the Participant is an Employee on such date if his or her pension benefits are reduced under the Pension Plan as a result of Compensation deferral under this Plan. The additional Pension Contribution shall be the lump sum amount equal to the excess of (1) the benefit that the Participant would be entitled to under the Pension Plan if his or her deferral of Compensation under the Plan had not reduced the benefits otherwise payable under the Pension Plan, over (2) the actual benefit to which the Participant is entitled under the Pension Plan, plus interest on such contributions credited at the rate provided under the Pension Plan as if the Pension Contribution had been directly credited under the Pension Plan.

e.	A Matching Contribution and Pension Contribution shall be made on the last day of the Plan Year for any Participant who is Displaced or ceases to be an Employee on account of Retirement during the Plan Year and who would otherwise be eligible for such contributions.

f.	Notwithstanding anything to the contrary herein, Participants may not make any voluntary deferrals of Compensation under the Plan after December 31, 2008 until determined otherwise by the Committee.

Section 5. Deferral Accounts

5.1	Deferral Accounts. The Committee shall establish and maintain a separate Deferral Account for each Participant. The amount by which a Participant’s Compensation is reduced pursuant to Section 4.1 shall be credited by the Company to the Participant’s Deferral Account as of the date the amount of the compensation that is deferred otherwise would have been payable. The value of each Participant’s Deferral Account shall be adjusted each day the financial markets in the United States are open as follows:

a.	Pursuant to the procedures established by the Committee, a Participant shall elect to have his Deferral Sub-Account for a given Plan Year allocated among Deferral Sub-Accounts to reflect the Participant’s selection of the Investment Indexes available under the Plan at that time, in 1 percent increments, up to 100 percent of the amount credited to such Deferral Sub-Account.

b.	Such Deferral Sub-Account shall be credited or debited to reflect gains or losses (including dividends and capital gains and losses) as if the Deferral Sub-Account had been invested in an equivalent number of shares or units of the funds or investments referenced by the Investment Indexes available under the Plan from time to time, pursuant to the allocation elections made by the Participant from time to time.

c.	Pursuant to the procedures established by the Committee, a Participant may change the election with respect to the allocation of the Participant’s Deferral Sub-Accounts among the Investment Indexes available under the Plan from time to time. Unless the Participant indicates otherwise, any such reallocation election shall apply to all such Participant’s Deferral Sub-Accounts.

5.2	Charge Against Accounts. There shall be charged against each Participant’s Deferral Account any payments made to the Participant or Beneficiary in accordance with Section 6. In addition, the Committee may allocate a portion of any administrative expenses of the Plan to each Participant’s Deferral Account.

5.3	Statement of Accounts. The Committee shall submit to each participant, within a reasonable period of time after the close of each calendar quarter of a Plan Year, a statement of the balance in each such Participant’s Deferral Account as of the last Valuation Date of such quarter, in such form as the Committee deems appropriate.

5.4

Acquired Deferral Accounts. In addition to the foregoing, the Chief Executive Officer of the Company may authorize the transfer to a Participant’s Deferral Account, such Participant’s deferred balances held under a deferral plan maintained by any organization acquired by the Company or an Affiliated Company. Such balances transferred will retain the deferral period, vesting provisions and distribution provisions as set forth in the original deferral plan acquired by the Company or an Affiliated Company, and such provisions shall be incorporated herein.

Section 6. Benefits

6.1	Retirement Benefit. Upon Retirement of a Participant, the Committee shall direct the Participant’s Employer to pay a Retirement Benefit based on the value of the Participant’s Deferral Account as of the Retirement Valuation Date (as set forth below). Such Retirement Benefit shall be paid in the manner originally elected by the Participant on each Plan Year’s Election Form in the form of either a lump sum, or annual installments over five (5) or ten (10) years.

a.	If a Participant’s Deferral Sub-Account is payable in a lump sum, the Participant shall receive payment of such Retirement Benefit as soon as reasonably possible after the Retirement Valuation Date, but in no event later than the end of the calendar year of the Retirement Valuation Date or the 15th day of the third calendar month following the Retirement Valuation Date, if later.

b.	If a Participant’s Deferral Sub-Account is payable in installments, the amount to be paid with each installment shall be the value of such Deferral Sub-Account as of the date of the installment Valuation Date multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installment payments remaining. For purposes of this Section, the installment Valuation Date for the first installment payment shall be the Retirement Valuation Date, and the installment Valuation Date for subsequent installment payments shall be the first Valuation Date of each Plan Year thereafter, provided, however, that in no event shall more than one installment payment be made to a Participant in any one Plan Year. A Participant shall receive each installment payment as soon are reasonably possible after the applicable installment Valuation Date, but in no event later than the end of the calendar year of the applicable Valuation Date or the 15th day of the third calendar month following the applicable Valuation Date, if later.

c.	Following receipt of a Participant’s complete Retirement Benefit, such Participant shall be entitled to no further benefits under the Plan.

6.2	Disability. If a Participant suffers a Disability, the value of each of the Participant’s Deferral Sub-Accounts will continue to be adjusted in accordance with Section 5.1(b). If the Disability leave is at least six months, the Participant shall for purposes of the Plan be deemed on the first day following such six-month period to have had a Termination of Employment, and the Participant’s Deferral Account will be distributed as a Retirement Benefit or Termination Benefit, as applicable.

6.3	Termination Benefit. If a Participant has a Termination of Employment for a reason other than a Retirement (as described in Section 6.1), including a Termination of Employment due to Disability, the Committee shall direct the Participant’s Employer to pay a Termination Benefit based on the value of the Participant’s Deferral Account as of the Termination Valuation Date (as set forth below). Such Termination Benefit shall be paid in the manner elected by the Participant on each Plan Year’s Election Form in the form of either a lump sum payment or annual installments over five (5) or ten (10) years.

a.	If a Participant’s Deferral Sub-Account is payable in a lump sum, the Participant shall receive payment of such Termination Benefit as soon as reasonably possible after the Termination Valuation Date, but in no event later than the end of the calendar year of the Termination Valuation Date or the 15th day of the third calendar month following the Termination Valuation Date, if later.

b.

If a Participant’s Deferral Sub-Account is payable in installments, the amount to be paid with each installment shall be the value of such Deferral Sub-Account as of the date of the installment Valuation Date multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installment payments remaining. For the purposes of this Section, the installment Valuation Date for the first installment payment shall be the Termination Valuation Date, and the installment Valuation Date for subsequent installment payments shall be the first Valuation Date of each Plan Year thereafter; provided, however, that in no event shall more than one installment payment be made to a

Participant in any one Plan Year. A Participant shall receive each installment payment as soon are reasonably possible after the applicable installment Valuation Date, but in no event later than the end of the calendar year of the applicable Valuation Date or the 15th day of the third calendar month following the applicable Valuation Date, if later.

c.	Following receipt of a Participant’s complete Termination Benefit, such Participant shall be entitled to no further benefits under the Plan.

6.4	Survivor Benefits.

a.	Pre-Retirement. If a Participant dies before otherwise becoming eligible to receive Retirement Benefits, a Survivor Benefit will be paid to the Participant’s Beneficiary in a lump sum equal to such Participant’s Deferral Account as of the Death Valuation Date. A Beneficiary shall receive the Survivor Benefit as soon as possible after the Death Valuation Date, but in no event later than the end of the calendar year of the Death Valuation Date or the 15th day of the third calendar month following the Death Valuation Date, if later. If a Participant dies after becoming eligible to receive Retirement Benefits but before such benefits have been paid in full, the Retirement Benefits the deceased Participant would have otherwise received shall be paid to the Participant’s Beneficiary as a Survivor Benefit pursuant to the Participant’s prior elections.

b.	Post-Retirement. If a Participant dies after such Retirement Benefits have commenced, the Retirement Benefits the deceased Participant would have otherwise received shall be paid to the Participant’s Beneficiary as a Survivor Benefit pursuant to the Participant’s prior elections.

c.	Following receipt of a Participant’s complete Survivor Benefit, a Beneficiary shall be entitled to no further benefits under the Plan.

6.5	Withdrawal on Account of Unforeseeable Emergency.

a.	While employed by the Company or an Affiliated Company, a Participant or Beneficiary may, in the event of an unforeseeable emergency (as defined below) request a withdrawal from his or her Deferral Account by filing a withdrawal request at a time and in a manner determined by the Committee. Any such withdrawal shall not be for a greater amount than the amount reasonably necessary to satisfy the unforeseeable emergency (including applicable income taxes and penalties reasonably expected to result from the withdrawal), and shall be subject to approval by the Committee. The Committee shall consider any requests for payment under this provision on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in Code section 409A and the Treasury Regulations thereunder. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, no withdrawal may be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by the additional compensation that will be available to the Participant as a result of the suspension of Participant deferrals pursuant to subsection (c) below. The withdrawal shall be paid in the form of a single lump payment five (5) days following the Committee’s approval of the withdrawal, or at such later time as permitted under Code section 409A and the Treasury Regulations thereunder.

b.	For purposes of this provision, “unforeseeable emergency” shall mean (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2) or (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

c.	In the event a Participant receives a withdrawal pursuant to this provision, his or her Compensation deferrals under the Plan will be automatically suspended. The Participant may apply to the Committee to resume Compensation deferrals with respect to Plan Years beginning on or after the January 1 following the date of suspension, provided, that the Committee shall approve such resumption only if the Committee determines that the Participant is no longer incurring the unforeseeable emergency for which the withdrawal was approved. Any application to resume Compensation deferrals must be made in accordance with the deferral election procedures set forth in Section 4.

The amount of benefits otherwise payable under the Plan shall thereafter be adjusted to reflect the reduction of a Deferral Account due to the early payment of the Financial Hardship Distribution.

6.6	Scheduled Distributions.

a.	In General. A Participant may, when filing an Election Form with respect to a given Plan Year, elect to receive a distribution while employed of all or a portion of the Participant’s Deferral Sub-Account for such Plan Year at a specified time or times in the future. The election of such a Scheduled Distribution shall be irrevocable and shall apply only to prospective deferrals for that Plan Year.

b.	Timing and Forms of Distribution. The first year specified for a Scheduled Distribution must be at least five (5) Plan Years after the Plan Year in which commencement of deferrals covered by the Election Form in which a Scheduled Distribution is elected. A Participant will receive such Scheduled Distribution in either a lump sum or in annual installments over five (5) of ten (10) years as specified on the Election Form.

c.	Election Void Upon Death and Termination of Employment. In the event a Participant has elected to receive any Scheduled Distributions and, before said distributions the Participant dies or has a Termination of Employment, the election with respect to such Scheduled Distributions shall be voided and such Participant’s Deferral Account shall be paid as a Termination Benefit.

6.7	Small Benefit. Notwithstanding anything herein to the contrary, in the event the total amount owed to a Participant or a Beneficiary after the Participant ceases to be an Employee is no greater than $15,500 (or such greater amount as is permitted under Code section 409A and the Regulations thereunder), the Committee shall distribute such amount in a single lump sum.

6.8	Special Election before December 31, 2008. Prior to December 31, 2008 (or such earlier time as the Committee may designate), a Participant who has a Deferral Account may make a new distribution election with respect to amounts credited to the Participant’s Deferral Account pursuant to Section 4 hereof on or after January 1, 2005 (“Post-2004 Deferrals”) indicating a new time and form of distribution of his Post-2004 Deferrals in accordance with the procedures established by the Committee, provided that payment may not commence pursuant to such election prior to July 2009. The Participant may choose from a lump sum payment or annual installments over five (5) or ten (10) years with respect to the Participant’s Post-2004 Deferrals. Notwithstanding anything to the contrary, a Participant shall not be permitted in calendar year 2008 to (a) change payment elections in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2008 or (b) accelerate payments that would otherwise be made at a later date into 2008.

6.9	Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, a Participant’s Employer shall withhold from payments made hereunder the taxes required to be withheld by the federal or any state or local government. As to any payroll tax that is due from a Participant for Compensation deferred under this Plan, the Employer shall collect such tax from funds paid to such Participant with respect to other compensation not deferred under the Plan unless said other compensation is insufficient to pay such payroll taxes whereupon the shortfall shall serve to reduce the elected deferral amount.

6.10	No Acceleration of Payment. No Participant shall be permitted, and the Committee shall not have any discretion, to accelerate the timing or schedule of any benefit payment under this Plan, except as specifically provided herein or as may be permitted pursuant Code section 409A and the Treasury Regulations thereunder.

6.11	Payment Delay for Key Employees. Notwithstanding any provision in the Plan to the contrary, no distribution which becomes due and payable by reason of a Participant’s “separation from service” under Code section 409A shall be made to the Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treasury Regulations issued under Code section 409A) or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code section 409A(a)(2). Upon the expiration of the applicable Code section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 6.11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid to the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) in a lump sum, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein. During such deferral period, the Participant’s Deferral Account under the Plan shall continue to be subject to the investment return provisions of Section 5.1.

Section 7. Beneficiary Designation

7.1	Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of Participant’s death prior to complete distribution to Participant of the Benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee.

The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

Section 8. Administration of the Plan

8.1	Administration. The Plan shall be administered by a committee (the “Committee”) of two (2) or more members as designated from time to time by the MRCC of the Board. The Committee shall have full and complete authority to (i) administer the Plan; (ii) select the eligible employees who are to participate in the Plan; (iii) appoint additional members of the Committee; and (iv) delegate authority to perform particular functions with respect to the Plan, including, without limitation, functions involving the exercise of discretion, to any agent (including any officer or employee of the Company) or to any subcommittee or member of the Committee, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee.

8.2	Authority. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for plan administration shall be made by the Committee. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan, including (without limitation) all decisions relating to an individual’s eligibility for participation in the Plan, his or her entitlement to benefits hereunder and the amount of any such benefit entitlement. Prior to paying a benefit under the Plan, the Committee may require the Participant, former Participant or Beneficiary to provide such information or material as the Committee, in its sole discretion, shall deem necessary to make any determination it may be required to make under the Plan. The Committee may withhold payment of a benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

8.3

Hold Harmless. To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), each member of the Committee and each other officer, employee, or director of the Company or an Affiliated Company to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

8.4	Rules of Administration. The Committee shall adopt such rules for administration of the Plan as it considers desirable, provided they do not conflict with the Plan, and may construe the Plan, correct defects, make factual decisions and determinations, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and, except as provided in Section 8.5, such action (including factual decisions and determinations) shall be binding and conclusive. The determinations of the Committee shall be subject to review only for abuse of discretion.

8.5	Claims Procedures.

a.	Benefits under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them. All claims for benefits under the Plan shall be submitted to the Committee, which shall have the initial responsibility for determining the eligibility of any Participant or beneficiary for benefits. Applications for benefits shall be submitted within two years of the later of (i) the date on which payment of benefits under the Plan was made, or (ii) the date on which the action complained or grieved of occurred. The Committee may adopt forms for the submission of claim for benefits in which case all claims for benefits shall be filed on such forms. The term “Committee” as used in this Section shall refer to any committee or organization, if any, that has been delegated the authority described herein by the Committee.

b.	Any claims for benefits shall be made in writing and shall set forth the facts which such Participant or beneficiary believes to be sufficient to entitle him to the benefit claimed. Each such claim must be supported by such information and data as the Committee deems relevant and appropriate. Evidence of age, marital status (and, in the appropriate instances, health, death or Disability), and location of residence shall be required of all claims for benefits.

c.	If a claim for benefits is denied in whole or in part, the Committee shall give the claimant written notice of the decision within ninety (90) days of the date the claim was submitted. Such written notice shall set forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the denial; (2) specific references to pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and (4) appropriate information about the steps to be taken if the claimant wishes to submit the claim for review of the denial.

d.	The ninety-day period for review of a claim for benefits may be extended for an additional ninety (90) days by a written notice to the claimant setting forth the reason for the extension, which notice shall be furnished to the claimant before the end of the original ninety (90) day period.

e.	If a claim for benefits is denied in whole or in part, the claimant or his duly authorized representative, at the claimant’s sole expense, may appeal the denial to the Committee within sixty (60) days of receipt of the denial. In pursuing his appeal, the claimant or his duly authorized representative:

(i)	may request in writing that the Committee review the denial;

(ii)	may review pertinent documents; and

(iii)	may submit issues and comments in writing.

f.

The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one-hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty-day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and in the event of an adverse decision on review shall give the specific reason or reasons for the denial, shall include specific references to the provision of the plan on which any claim denial is based, and shall inform the claimant that access will be afforded to all documents pertinent to the claim for benefits. No action at law or in equity to recover benefits under the Plan shall be commenced later than one year from the date a decision on review is furnished to the claimant.

g.	All power and authority granted to the Committee as a Plan Administrator for purposes of this provision and all purposes under the Plan may be delegated by the Committee to any person, committee, or entity pursuant to a specific or general delegation.

Section 9. Nature of Company’s Obligation

9.1	No Trust. The Company’s obligation under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan prior to the date any benefits become payable pursuant to the terms of the Plan, and neither the Company, members of the Board or Committee, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan; provided, however, the Company may, in its sole and absolute discretion, (i) establish a grantor trust, the income of which Code sections 671 through 679, to provide for the accumulation of funds to satisfy all or a portion of its financial liabilities with respect to this Plan, (ii) purchase life insurance policies on the life of a Participant, in which case the Participant shall cooperate with the Company in complying with any underwriting requirements with respect to such a policy, or (iii) both.

9.2

Nature of Participant’s Rights and Interests. Any assets which the Company may choose to acquire to help cover its financial liabilities, including, but not limited to any assets referred to in Section 9.1, are and will remain general assets of the Company subject to the claims of its general creditors. The Company does not give, and this Plan does not give, any ownership interest in any assets of the Company to a Participant or Beneficiary. All rights of ownership in any assets are and remain in the Company, and the rights of each Participant, any Beneficiary, or any person claiming through a Participant shall be solely those of an unsecured general creditor of the Company. Any liability of the Company to any Participant, Beneficiary, or any person claiming through a Participant shall be based solely upon the contractual obligations created by the Plan.

Section 10. Miscellaneous

10.1	Alienation of Benefits; Domestic Relations Orders.

a.	No person entitled to benefits under the Plan shall have any right to transfer, assign, alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits prior to actual receipt of those benefits. Except for the offset rights provided under Section 10.4, the benefits payable under the Plan shall not, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person and shall not, to the maximum extent permitted by law, be transferable by operation of law in the event of the bankruptcy or insolvency of the Participant or any other person.

b.

Notwithstanding the foregoing, any payments otherwise due the Participant hereunder may instead be assigned or distributed to his or her spouse or former spouse pursuant to the terms of any domestic relations order within the meaning of Code section 414(p)(1)(B) which is issued with respect to those subaccounts, and the Participant shall cease to have any right, interest or entitlement to the portion of any payment or subaccount assigned or distributed to his or her spouse or former spouse in accordance with the terms of such order. The portion of the payment or subaccount assigned or distributable to the spouse or former spouse shall be paid in the form of a single lump distribution within 15 days following the Committee’s approval of the domestic relations order or at such later time as permitted under Code section 409A and the Treasury Regulations thereunder, provided the Participant is at the time fully vested in that portion. A domestic relations order shall not qualify for approval under this provision, and no distribution shall be made with respect to such order, if the order requires that payment be made at a time or in a manner other than the time and manner specified herein. Distributions made pursuant to this provision are intended to comply with the requirements of Code section 409A and Treasury Regulations thereunder, and this provision shall be construed and administered accordingly.

10.2	No Employment Right. Neither the action of the Company or the Participating Employer in establishing or maintaining the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company, the Participating Employer or any other Affiliated Company for any period of specific duration, and the Participant shall at all times remain an Employee at will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

10.3

Amendment or Termination. The MRCC or its delegate may at any time amend the provisions of the Plan to any extent and in any manner the MRCC shall deem advisable, and such amendment shall become effective at the time of such MRCC action. Without limiting the generality of the foregoing, the MRCC or its delegate may amend the Plan to impose such restrictions upon the timing, filing and effectiveness of the investment procedures and investment alternatives available under Section 5 and the distribution provisions of Section 6 which the MRCC or its delegate deems appropriate or advisable in order to avoid the current income taxation of the balances credited to the outstanding Deferral Accounts under the Plan or any other adverse tax consequences which might otherwise occur as a result of changes to the tax laws and regulations governing incentive and deferred compensation arrangements such as the Plan. The MRCC or its delegate may also at any time terminate the Plan in whole or in part, subject to the requirements of Code section 409A regarding plan terminations. Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Participants as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination, whether authorized by the MRCC or its delegate, shall adversely affect the benefits of

Participants accrued to date under the Plan or otherwise reduce the then outstanding balances credited to their Deferral Accounts or otherwise adversely affect the vesting schedules or distribution provisions in effect for those Deferral Accounts, and the balances credited to those Deferral Accounts prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the vesting and distribution provisions as in effect immediately prior to such amendment or termination. The terms of an employment agreement or other individual agreement with a Participant (a “Participant Agreement”) may modify the terms of the Plan with respect to that Participant, provided that the Participant Agreement was approved by the MRCC or its delegate. The manner and extent to which a Participant Agreement modifies the terms of this Plan shall be determined by the Committee in its sole discretion.

10.4	Offset. Should the Participating Employer or any other Affiliated Company have a right of offset against any outstanding debt or other monetary obligation owed to the Company by the Participant, then the Participating Employer shall be authorized to offset the amount of that debt or obligation (whether or not then due and payable) against the amount of benefits which otherwise remain distributable to the Participant under the Plan after the Participating Employer’s collection of all applicable withholding taxes on that distribution, to the maximum extent permissible by law and to the extent permitted under Code section 409A and applicable regulations.

10.5	Protective Provisions. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses to so cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative reductions in Compensation theretofore made pursuant to this Plan.

10.6	Gender, Singular, and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.7	Captions. The captions of the sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8	Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect the validity of any other provision of this Plan.

10.9	Applicable Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management and other highly compensated individuals, and all rights hereunder shall be construed, administered and governed in all respects in accordance with the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such an arrangement and, to the extent not pre-empted thereby, the laws of the State of North Carolina without resort to its conflict-of-laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

10.10	Successors and Assigns. The obligation of each Participating Employer to make the payments required hereunder shall be binding upon the successors and assigns of that Participating Employer, whether by merger, consolidation, acquisition or other reorganization.

10.11	Section 409A Compliance. This Plan is intended to comply with the requirements of Code section 409A and regulations thereunder. Any provision of this document that is contrary to the requirements of Code section 409A and the regulations thereunder shall be null, void and of no effect and the Committee shall interpret the document consistent with the requirements of Code section 409A, which shall govern the administration of the Plan in the event of a conflict between Plan terms and the requirements of Code section 409A and the regulations thereunder.

IN WITNESS WHEREOF, WACHOVIA CORPORATION has caused this Plan amendment and restatement to be executed on its behalf by its duly-authorized officer on this 19th day of December, 2008.

WACHOVIA CORPORATION

By:	/s/ Charles D. Loring
Its:	Senior Vice President

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